SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 5, 2005

Systemax Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-13792 (Commission File Number)	11-3262067 (IRS Employer Identification No.)

11 Harbor Park Drive
Port Washington, New York 11050
(Address of Principal Executive offices, including Zip Code)

Registrant's telephone number, including area code: (516) 608-7000

N.A.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

ITEM 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

          Pursuant to a Form 8-K dated May 11, 2005, the Company reported that its consolidated financial statements for the year ended December 31, 2004 and possibly all of the financial statements for the first three quarters of 2004 should no longer be relied upon as addressed in Accounting Principles Board Opinion No. 20. This determination was made following the discovery of certain errors in accounting for inventory at its Tiger Direct subsidiary. The Company is continuing to review its records to determine which quarters in 2004 were affected and whether the accounting errors may also have affected periods prior to 2004. The Company, upon completion of its review, will restate its historical results for the affected period or periods. At the time of filing such Form 8-K, the Company stated that it then estimated that its review and the preparation of restated financials would be completed in early July 2005. The Company now estimates its review and the preparation of restated financials will be completed by the end of August 2005 at which time the Company intends to file an amendment to its Form 10-K for 2004 and, shortly thereafter, release its first quarter 2005 results for the period ending March 31, 2005.

ITEM 7.01	Regulation FD Disclosure

Bank Financing

The Company received a commitment letter, dated June 28, 2005, from J.P. Morgan Securities Inc. to use commercially reasonable efforts to assemble a syndicate of financial institutions to provide the Company, together with its domestic subsidiaries and U.K. subsidiary, with a secured revolving credit facility in the aggregate amount of up to $120,000,000. JPMorgan Chase Bank N.A. ("Chase") has agreed to provide up to $40,000,000 of such credit facility. The commitment is subject to various terms and conditions including the satisfactory completion of a due diligence investigation of the Company and its subsidiaries and the negotiation and execution of a definitive agreement on or before August 31, 2005. The credit facility is intended to replace the Company’s $70 million domestic credit facility agreement with Chase and other lenders and the Company’s £15 million multi-currency credit facility with a financial institution in the United Kingdom which is available to the Company’s U.K. subsidiary.

Litigation

          On June 3, 2005 and June 6, 2005, respectively, two individual stockholders of the Company filed separate derivative complaints in the Supreme Court of New York, Nassau County on behalf of the Company against the Company’s directors, chief financial officer and controller. Each of the complaints allege, among other things, that the individual defendants breached their fiduciary duties to the Company by willfully ignoring the "pervasive" problems with the Company’s internal accounting controls and by making no effort to correct such problems. The complaints each demand both monetary and equitable relief including a judicial order requiring those defendants who are officers of the Company to disgorge to the Company certain compensation paid by the Company to those officers in 2003 and 2004. The defendants became aware of the complaints on July 5, 2005. The defendants deny all of the allegations of wrongdoing contained in each of the complaints. Pursuant to state procedural rules the defendants must respond to the complaints within 20 days after valid service. As previously disclosed, a stockholder derivative complaint containing similar allegations against the Company’s directors and chief financial officer was filed by an individual stockholder of the Company in U.S. District Court (Eastern District of New York) on May 24, 2005. By stipulation the parties have agreed to extend the time for the defendants to respond to this complaint to August 15, 2005.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYSTEMAX INC. By: /s/ Steven Goldschein Name: Steven Goldschein Title: Senior Vice President and CFO

Dated: July 8, 2005